EXHIBIT 99.01

Cellegy Pharmaceuticals and Strakan Pharmaceuticals Ltd Announce
Exclusive License Agreement to Commercialize TostrexTM gel in Europe

Partnership sets the stage for the introduction of TostrexTM in Europe

South San Francisco, CA and Galashiels, U.K. - July 13, 2004 - Cellegy Pharmaceuticals, Inc. (NASDAQ: CLGY) and Strakan Pharmaceuticals Limited announced today that they have entered in to an exclusive license agreement for the future commercialization of TostrexTM (testosterone gel) 2% in Europe.

Tostrex is a transdermal testosterone gel product developed by Cellegy to treat male hypogonadism, a condition that results in diminished libido and other signs of aging in up to 7 million men in Europe.  Cellegy’s regulatory filing for Tostrex is currently being reviewed by the Swedish regulatory authorities.  Assuming a favorable review by Sweden and other European Member State regulatory agencies, Tostrex will be launched by Strakan as soon as possible after approval in Europe.

Under the terms of the agreement, Strakan will be responsible for regulatory filings, sales, marketing and distribution of Tostrex throughout the European Union and in certain nearby non-EU countries. Cellegy will be responsible for supplying finished product to Strakan through its contract manufacturer.   Assuming successful commercial launch, Cellegy would receive up to $5.75 million in upfront and milestone payments, along with a double-digit royalty on net sales of Tostrex.  In addition, Strakan has granted a right of first negotiation to Cellegy to license its oral testosterone-glucoside product, which is currently undergoing a Phase 1 clinical study in the United States.

“Strakan is a rapidly emerging specialty pharmaceutical company with a highly skilled management team and the existing resources to execute the commercialization of Tostrex in Europe,” said K. Michael Forrest, Cellegy’s President and CEO. “If approved by the Swedish and other regulatory authorities, we are extremely confident that Strakan will maximize the commercial potential of Tostrex in the European marketplace.”

Commenting on the deal, Strakan CEO, Harry Stratford, said:  “We are absolutely delighted to have entered into this important partnership with Cellegy.  Tostrex is an excellent product, one which offers significant therapeutic and practical benefits to patients.  Strakan’s commercial operations are expanding rapidly throughout Europe and I am confident that Tostrex will accelerate that growth by attracting high demand in a market with major growth potential.”

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About Tostrex Gel

Tostrex, called Fortigel™ (testosterone gel) 2% in the United States, is a unique, patented transdermal testosterone gel that utilizes a proprietary metered dose delivery system for the treatment of male hypogonadism.  Hypogonadism is frequently characterized by reduced libido, loss of muscle mass, bone density and diminished energy levels.

About Cellegy Pharmaceuticals

Cellegy Pharmaceuticals is a specialty biopharmaceutical company engaged in the development and marketing of prescription drugs for the treatment of gastrointestinal disorders, sexual dysfunction, and the use of nitric oxide donors for the treatment of certain cancers.  The company has recently filed an NDA in the United States for approval of Cellegesic™ (nitroglycerin ointment) for the treatment of pain associated with chronic anal fissure and is also developing Cellegesic for hemorrhoids and dyspareunia, a painful condition that prevents or inhibits sexual intercourse in more than 5 million women in the United States.  Other products being developed by Cellegy, utilizing its nitric oxide donor expertise, address a number of serious medical conditions including prostate cancer, Raynaud’s Disease and Restless Leg Syndrome.

Cellegy is also developing two transdermal testosterone gel products:  Tostrelle® (testosterone gel) for the treatment of female sexual dysfunction and Fortigel, replacement therapy for male hypogonadism, which is the United States equivalent of Tostrex.  Cellegy is currently in discussions with the FDA regarding the design of a Phase 3 clinical trial that it believes will be required for domestic approval of Fortigel.

About Strakan Pharmaceuticals Limited

Strakan is an independent specialty pharmaceutical company specializing in the research, development and commercialization of novel prescription medicines in the following therapeutic areas: women’s health, the ageing male and skin disorders.  Strakan’s aim is to develop as an international pharmaceutical group.  The company’s strategy is to achieve growing and sustainable revenues by marketing prescription medicines targeted at niche markets and to provide increasing commercial opportunities through new products coming either from Strakan’s own R&D portfolio or by being licensed-in.

In 2003, the company saw total turnover from UK product sales increase by 50% over 2002 levels.  Significant advances were made across the range of its marketed products, particularly Adcal-D3 (a calcium/vitamin D3 supplement for the treatment and prevention of vitamin D/calcium deficiency and the prevention of hip fractures in patients with osteoporosis) whose sales rose by 100%.  In January 2004, Strakan acquired Paris-based OTL Pharma, a company specializing in the commercialization of high value niche products across the EU.  Combined turnover from product sales in 2004 is expected to be in the region of €30 million, representing a trebling of the 2002 figure.

Strakan has four main products in its R&D portfolio:  Topical Nitric Oxide against the fungal nail condition, onychomycosis (Phase II); an oral testosterone-glucoside (Phase I); a novel anti-emetic patch (Phase II) and an oral oestradiol-glucoside (Phase II).

In July 2004, Strakan announced that it was to merge with the French company, ProSkelia.  Spun out of Aventis in 2002, ProSkelia is a leading European R&D company focused on skeletal diseases and related therapeutic areas such as hormone-related cancers and women’s/men’s health. The merger creates a fully integrated specialty pharmaceutical company (headquartered at Strakan’s existing HQ with Harry Stratford as CEO) with leading edge R&D capability coupled with an expanding European commercial operation and growing revenues.

Forward-Looking Statements

This press release contains forward-looking statements.  Investors are cautioned that these forward-looking statements are subject to numerous risks and uncertainties, known and unknown, which could cause actual results and developments to differ materially from those expressed or implied in such statements.  Such risks and uncertainties for Cellegy relate to, among other factors, the timing and the outcome of the FDA’s review of the Cellegesic NDA and its discussions with the FDA regarding the design of an additional Fortigel Phase 3 clinical trial.  Further, there is no assurance that the Swedish or other European Member State regulatory authorities will approve Tostrex for marketing or that the subsequent launch of the product, if approved, will ultimately be a commercial success.

Readers are cautioned not to place undue reliance on forward-looking statements, and neither partner undertakes any obligation to update or revise statements made herein. For more information regarding Cellegy’s risk factors, refer to the company’s Annual Report on Form 10-K for the year ending 2003 and other documents filed with the Securities and Exchange Commission.